Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-35048) pertaining to the Greif 401(k) Retirement Plan of our report dated June 26, 2014 with respect to the statement of net assets available for benefits of Greif 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Columbus, Ohio

June 29, 2015